Exhibit 6.3
MANAGEMENT SERVICES AGREEMENT
This Management Agreement (the “Agreement”) is made as of the 27th day of April, 2015, by and between kathy ireland Worldwide LLC (“Manager”), and Level Beauty Group, Inc., a North Carolina corporation (“Managee”).
RECITALS
WHEREAS, Manager has agreed to provide certain management, creative and marketing services to Managee; and
WHEREAS, the parties desire to set forth in writing the terms and conditions on which Manager shall provide such services to Managee.
AGREEMENT
NOW THEREFORE in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:
1. Management Services. The Company hereby retains Manager to provide the “Services” (as defined below) to Managee for a period of two years initially (“Initial Term”), then on a at will basis upon the terms and conditions of this Agreement, commencing on the date hereof. The parties understand and agree that Kathy Ireland shall be named as Chief Creative Advisor to the Managee; provided, that public disclosure of Kathy Ireland’s association or affiliation with the Company, as well as her title, shall require her prior written consent.
2. Compensation.
(a) For services rendered by Manager to Managee, Managee shall pay (the “Management Fee”) a monthly fee equal to $10,000. To the extent the Board of Directors of the Managee reasonably determines that the Managee and/or any of its portfolio companies do not have sufficient available cash to pay such Management Fee in a particular month, the parties agree that the portion of the Management Fee not paid shall accrue and the accrued amount shall be paid to Manager upon the earliest to occur of the following: (a “Liquidation Event”): (i) when the Board of Directors reasonably believes that the Managee or such Managee portfolio company has such cash available for payment, (ii) upon the closing of a future capital raise (after the $2,000,000 capital raise currently in process is completed) in excess of $5,000,000 (on an aggregate basis, through a single or series of subsequent capital raises), (iii) the sale of all or substantially all of the assets or a majority of the common stock of the Managee, or (iv) an initial public offering of the Managee’s securities listed through NASDAQ or other national securities exchange.
(b) To the extent that Manager is offering its services with respect to a particular Managee portfolio company, an annual fee in an amount equal to ten percent (10%) of the gross margin (gross consolidated revenue less cost of goods sold, as determined by the Managee’s accountants under Generally Accepted Accounting Principles) of such Managee portfolio company shall be paid to Manager annually; provided, that, it is understood and agreed that the Management Fee owed under this Section 2(b) shall not be paid on the gross margin attributable to the first Ten Million Dollars ($10,000,000) in annual revenue of such Managee portfolio company (the “Royalty Fee”). By way of illustration, in any given calendar year, if Managee has $30,000,000 in revenue and COGS is $15,000,000 (a 50% gross margin), then the fee under this Section 2(b) shall equal $1,000,000 ($30,000,000 less the $10,000,000 threshold, the result of which is multiplied by the 50% gross margin, times the 10% royalty).

(c) In addition, Managee shall pay to Manager a $750,000 fee as follows: (i) a cash payment of $100,000 will be paid to Manager on the date of execution hereof, and (ii) the remaining $650,000 (“Remaining Amount”) will be an obligation of the Company. The Remaining Amount will be paid through the Royalty Fee set forth in Section 2(b) (and will not be in addition to the Royalty Fee set forth in Section 2(b)); subject to the following: (y) promptly upon a Liquidation Event, the portion of the Remaining Amount not theretofore recouped through payment of the Royalty Fee will be paid in full (such portion of the Remaining Amount so paid is referred to as the “Liquidation Event Royalty Advance”); and (z) the Liquidation Event Royalty Advance will be a non recoupable advance, will not be recoverable or recoupable from Managee or its affiliates, and shall solely be credited against and used to offset any Royalty Fee due after closing of a Liquidation Event on a dollar for dollar basis.

3. Services. Manager shall, from time to time and when, as and if determined in her sole discretion, provide management, creative and marketing services reasonably requested by the Managee from time to time (the “Services”) at no additional expense to Manager except as set forth herein. The Managee understands, acknowledges and agrees that Manager has a variety of different obligations, duties and commitments to third parties, some or all of which may conflict, limit or prohibit the performance of the Services. As a result, the manner, type and scope of the Services shall be determined by Manager in her sole discretion, and her failure or refusal to provide Services at any time and/or for any reason shall in no way be deemed to be a breach of this Agreement or result in any liability to Manager or her affiliates.

4. Limitation of Liability. Manager shall not be liable to Managee, its members, managers, officers, employees, creditors, representatives or agents for any loss, damage, liability, cost or expense suffered by it on account of any action or omission by Manager or its agents unless arising from Manager’s bad faith or willful misconduct.
5. Indemnification. Managee shall indemnify, defend and hold harmless Manager and each of its directors, officers, employees, partners, agents, Affiliates, successors and assigns thereof from and against any and all losses, judgments, fines, penalties, costs and expenses (including, without limitation, reasonable attorney’s fees), damages, and any other liabilities asserted against, imposed upon or incurred or suffered by such person or entity which arises out of, results from or relates to any act or failure to act on the part of Managee or her affiliates that in any way relates to the negotiation, execution, performance and/or existence of this Agreement.

6. Nonexclusivity. Manager's Services hereunder are not exclusive. Manager shall at all times be free to perform the same or similar services for others, including providing services for a competitor of Managee, as well as to engage in any and all other business activities.
7. Termination. This Agreement may be terminated by either party by giving thirty (30) days written notice to the other, and shall terminate automatically, without further obligation of either party other than the payment of fees previously earned but unpaid, in the event that either party ceases operations.
8. No Waiver. No delay on Managee’s part in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.
9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed validly given if delivered personally or sent by certified mail, postage prepaid, return receipt requested, to either party at its principal place of business, and shall be deemed to have been given as of the date so personally delivered or received.
10. Integration/Severability. This Agreement expresses the entire agreement of the parties relative to the subject matter. In the event that any provision of this Agreement should be held to be void, voidable or unenforceable, the remaining portions hereof shall remain in full force and effect and shall be enforced to the fullest extent permitted by law.
11. Assignment/Binding Agreement. This Agreement may not be assigned by either Manager or Managee without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.
12. Confidentiality. Managee, and its respective affiliates, employees, attorneys, accountants and agents shall hold in confidence and shall not use or disclose, except as permitted by Manager in writing (which may be withheld or granted in Manager’s sole and absolute discretion), (i) the terms of this Agreement, including without limitation the financial arrangement between the Managee and Manager, and (ii) Manager’s name, likeness, marks and/or brand; provided, that Managee may disclose the terms of this Agreement if required by law so long as prior written notice of such disclosure has been sent to Manger and Managee has taken all actions reasonably within its control in order to avoid disclosure (and any such disclosure shall be limited to the minimum information required by law).

13. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina (exclusive of its choice of laws rules) applicable to agreements performed entirely within such State.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

Level Beauty Group, Inc.

By:/s/ Kenneth Kahn
Kenneth Kahn, President

kathy ireland Worldwide LLC

By:/s/ Kathy Ireland
Kathy Ireland, CEO

4